Exhibit 99.3

EXHBIIT C

BLOCKER AGREEMENT

[See attached]

THIS AMENDED AND RESTATED SUPPLEMENTARY AGREEMENT made and dated the 2nd day of February, 2025 (this “Supplementary Agreement”).

BETWEEN:

OSISKO DEVELOPMENT CORP., a company existing under the federal laws of Canada, having its head office at 1100, av des Canadiens-de-Montreal, Suite 300, P.O. Box 211, Montreal, Quebec, H3B 2S2

(hereinafter called “ODV”)

OF THE FIRST PART

AND:

CONDIRE RESOURCE MASTER PARTNERSHIP, LP, as Managed by its General Partner, Condire Investors, LLC, having an address at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(hereinafter called “Condire Resource”)

AND:

CONDIRE ALPHA PARTNERS, LP, as Managed by its General Partner, Condire Investors, LLC, having an address at 1717 McKinney Ave., Suite 850, Dallas, Texas

(hereinafter called “Condire Alpha” and, together with Condire Resource, collectively, “Condire”)

OF THE SECOND PART

WHEREAS:

A.	Pursuant to a subscription agreement between ODV and Condire Resource dated November 12, 2024 (the “Subscription Agreement”), Condire Resource subscribed for 12 million Units (as defined in the Subscription Agreement) at a price of US$1.80 per Unit, each Unit consisting of one common share in the capital of ODV and one common share purchase warrant (each, a “Warrant”), with each Warrant entitling the holder thereof to purchase one additional common share of ODV at a price of US$3.00 per share on or prior to October 1, 2029;

B.	Condire requires that its shareholdings and those of its affiliates in ODV do not equal or exceed 9.99% of the number of common shares of ODV outstanding immediately after giving effect to the issuance of common shares of ODV issuable upon exercise of the Warrants (the “Beneficial Ownership Limitation”); and

C.	The parties have agreed to amend and restate that certain Supplementary Agreement between ODV and Condire Resource of even date herewith (the “Prior Agreement”) to, among other things, clarify that the Ownership Threshold applies to Condire Resource, Condire Alpha and their respective affiliates.

IN CONSIDERATION of the premises and of the mutual promises, covenants, representations and warranties herein set out, the parties hereby amend and restate the Prior Agreement in its entirety as follows:

1.	ODV shall not effect any exercise of the Warrants, and Condire will not have the right to exercise any portion of the Warrants to the extent that after giving effect to such issuance after exercise, Condire (together with Condire’s affiliates, and any other persons acting as a group together with Condire or any of Condire’s affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of common shares beneficially owned by Condire and its Attribution Parties will include the number of common shares issuable upon exercise of the Warrants with respect to which such determination is being made, but will exclude the number of common shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by Condire or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of ODV (including, without limitation, any other common share equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Condire or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership will be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The provisions of this paragraph will be construed and implemented in a manner otherwise than in strict conformity with the terms of hereof to correct this paragraph (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph will apply to successor holders of the Warrants.

2.	Except for the amendments as provided for in this Supplementary Agreement, which are hereby deemed to be merged with the Subscription Agreement, the terms and conditions of the Subscription Agreement shall remain in full force and effect.

3.	Condire acknowledges that it has been independently advised as to insider reporting requirements under National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the early warning system requirements under National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and National Instrument 62-104 – Take-Over Bids and Issuer Bids (collectively, the “Requirements”) and confirms that Condire is solely responsible for such Requirements.

4.	Condire acknowledges that Condire has obtained its own independent legal counsel in connection with the subject matter hereof.

5.	This Agreement is governed by, subject to and interpreted in accordance with the laws prevailing in the Province of Ontario and the federal laws of Canada applicable therein, and the parties hereby agree to attorn to the exclusive jurisdiction of the courts of the Province of Ontario regarding any dispute arising in connection with this Supplementary Agreement.

6.	This Supplementary Agreement may be signed by the parties in counterparts, including electronically, and each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Amended and Restate Supplementary Agreement as of the day and year first above written.

OSISKO DEVELOPMENT CORP.

Per:	(signed) "Sean Roosen"
Name:	Sean Roosen
Title:	Chairman and Chief Executive Officer

CONDIRE RESOURCE MASTER PARTNERSHIP, LP

Per:	(signed) "Bradley J. Shisler"
Name:	Bradley J. Shisler
Title:	Manager of Condire Investors, LLC, its general partner

CONDIRE ALPHA PARTNERS, LP

Per:	(signed) "Bradley J. Shisler"
Name:	Bradley J. Shisler
Title:	Manager of Condire Investors, LLC, its general partner

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